Exhibit 4.13

AMENDMENT TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment (this “Amendment”) to the Third Amended and Restated Investors’ Rights Agreement, dated October 1, 2021 (the “Investors Rights Agreement”), is entered into as of [March 30, 2022], 2022 by and between Arbe Robotics Ltd., company no. 51-533312-8 (the “Company”), Noam Arkind, Oz Fixman, and Kobi Marenko (the “Founders”) and the Holders party to the Investors Rights Agreement (each an “Investor” and collectively the “Investors”).

RECITALS

WHEREAS, pursuant to and in accordance with Section 2.7 of the Investors Rights Agreement, the parties wish to amend Section 1.12 of the Investors Rights Agreement in order to extend the period of the Lock-Up under the Investors Rights Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual premises set forth herein, the parties hereby agree as follows:

1.	Amendments

Section 1.12 is hereby amended and replaced in its entirety by the following:

“1.12 “Market Stand-Off” Agreement Each Holder and each Founder hereby agrees that it will not, without the prior written consent of the managing underwriter of the Company (or, in the case of an Initial Offering that is a SPAC Transaction, the prior written consent of the Company), during the period commencing on the date of the final prospectus relating to any underwritten offering of the Company, or in the case of an Initial Offering that is a SPAC Transaction, the date of the consummation of the SPAC Transaction and ending on the earlier of (a) the date specified by the Company and, if applicable, the managing underwriter (such period not to exceed two hundred and seventy (270) days following the Initial Offering or ninety (90) days in any subsequent offering, as is required by (x) the underwriter in case of any offering or (y) by the Company in case of a SPAC Transaction, provided that in each case such period may be extended upon the request of the managing underwriter (in the case of any offering) or the Company (in the case of a SPAC Transaction), for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of such lockup period) and (b) the date on which the closing price of the Company Ordinary Shares equals or exceeds $9.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Initial Offering: (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or Founder, as the case may be, or are thereafter acquired by the Holder or Founder), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise (the “Lock-Up”). The foregoing provisions of this Section 1.12 shall apply only to the Company’s Initial Offering or any subsequent offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and shareholders of the Company holding more than one percent (1%) of the share capital of the Company enter into similar agreements (after giving effect to conversion into Ordinary Shares of all outstanding preferred shares, if any). The underwriters in connection with the Company’s Initial Offering or any subsequent offering (as applicable) are intended third party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In addition, at the underwriters’ request (or, in the case of an Initial Offering that is a SPAC Transaction, the Company’s request), each Holder shall enter into a lock-up agreement in customary form reflecting the foregoing. Notwithstanding the foregoing, any release of a Lock-Up by the underwriters shall only be effective if made on a pro rata basis, including with respect to management and employees, and any lock-up agreement with underwriters shall contain a clause to this effect. The obligations described in this Section 1.12 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form F-4 or similar forms that may be promulgated in the future (other than a SPAC Transaction, to which these obligations will apply).

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction, including any Shareholder) until the end of such period.

To the extent that there shall be discretionary releases of shares from the Lock-Up, such discretionary releases of shares shall be allocated on a pro rata basis based on the number of shares of Ordinary Shares held by all shareholders that are subject to the Lock-Up.

2.	Miscellaneous

2.1.	Capitalized Terms. Unless otherwise specifically set forth herein, capitalized terms not defined hereunder shall have the meanings ascribed to them in the Investors Rights Agreement.

2.2.	Effective Date. This Amendment shall become effective as of the date of execution by the Company on the one part and the Holders holding the majority of the Registrable Securities on the second part (the “Effective Date”).

2.3.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties, and all of which together shall constitute one and the same instrument.

2.4.	References to the Investors Rights Agreement. Upon execution of this Amendment, the Investors Rights Agreement shall be deemed to have been amended as of the Effective Date.

2.5.	Remaining Terms. All other terms of the Investors Rights Agreement shall, subject to the above, remain and continue in full force and effect. In the event of any contradiction between this Amendment and the Investors Rights Agreement, the provisions of this Amendment shall prevail

2.6.	Severability. If any term or provision of this Amendment is held to be illegal or unenforceable, the validity of enforceability of the remainder of this Amendment will not be affected.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment:

Company:

Arbe Robotics Ltd.

By:
Title:

[Signature Page to Amendment to Investors’ Rights Agreement Amendment]

IN WITNESS WHEREOF, the parties have executed this Amendment:

Founders:

Noam Arkind

Oz Fixman

Kobi Marenko

[Signature Page to Amendment to Investors’ Rights Agreement Amendment]

IN WITNESS WHEREOF, the parties have executed this Amendment:

Investor:

Name of Investor:

Signed by:

Address:

[Signature Page to Amendment to Investors’ Rights Agreement Amendment]

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